Exhibit 99.1

MannKind Corporation Reports 2011 Fourth Quarter and Full Year Financial Results

- Conference Call to Begin Today at 5:00 PM EST -

VALENCIA, Calif.--(BUSINESS WIRE)--February 22, 2012--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, total operating expenses were $30.6 million, compared to $32.1 million for the fourth quarter of 2010, a decrease of $1.5 million. Research and development (R&D) expenses were $20.2 million for the fourth quarter of 2011 compared to $24.2 million for the same quarter in 2010, a decrease of $4.0 million. This 16% decrease was primarily due to the termination of our insulin supply agreement as the Company did not purchase insulin in the current quarter, partially offset by an increase in clinical trial related activities as two clinical trials were initiated in the fourth quarter of 2011. General and administrative (G&A) expenses increased by $2.4 million to $10.3 million for the fourth quarter of 2011 compared to $7.9 million in the fourth quarter of 2010.

The net loss applicable to common stockholders for the fourth quarter of 2011 was $36.4 million, or $0.30 per share based on 122.4 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $38.3 million, or $0.33 per share based on 114.9 million weighted average shares outstanding for the fourth quarter of 2010. The number of common shares outstanding at December 31, 2011 was 131,522,945.

For the year ended December 31, 2011, total operating expenses were $140.6 million, compared with $152.6 million for 2010, a decrease of $12.0 million. R&D expenses were $100.0 million in 2011, compared to $112.3 million in 2010, a decrease of $12.3 million. The 11% decrease was primarily due to lower purchases of raw materials as a result of the termination of our insulin supply agreement. The final shipment of recombinant human insulin from Organon was received in the third quarter of 2011. Additionally, the Company incurred reduced salary and other compensation expenses as a result of a reduction in force in February 2011. G&A expenses were $40.6 million for 2011 as compared to $40.3 million for 2010.

The net loss applicable to common stockholders for 2011 was $160.8 million, or $1.32 per share based on 121.8 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $170.6 million, or $1.50 per share based on 113.7 million weighted averages shares outstanding for 2010.

Cash, cash equivalents and marketable securities were $3.2 million at December 31, 2011 and $70.4 million at December 31, 2010. As of December 31, 2011, the Company had $45.0 million of available borrowings under the loan agreement compared to $98.0 million as of December 31, 2010.

On January 16, 2012, the Company amended its note with The Mann Group LLC, an entity controlled by the Company’s principal stockholder. The amendment extends the maturity date of the $350.0 million loan arrangement from December 31, 2012 to March 31, 2013. The Company can continue to borrow under the amended terms of the note until June 30, 2012. Since December 31, 2011, the Company borrowed $6.3 million under the loan agreement and $38.8 million remains available to borrow.

On February 8, 2012, the Company sold $86.3 million of units in an underwritten public offering, with each unit consisting of one share of common stock and a warrant to purchase 0.6 of a share of common stock, and reflects the full exercise of an over-allotment option granted to the underwriters. Net proceeds from this offering were approximately $80.6 million, excluding any warrant exercises. Concurrent with this public offering, The Mann Group LLC purchased $77.2 million worth of restricted shares of common stock which will be paid by cancellation of principal indebtedness under the amended loan arrangement.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (866) 314-5232 or (617) 213-8052 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 286-8010 or (617) 801-6888.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to MannKind’s proposed public offering of common stock, that involve risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFREZZA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Cumulative period from February 14, 1991 (date of inception) to December 31,
	2011	2010	2011	2010	2011

Revenue	$—	$—	$50	$93	$3,131
Operating expenses:
Research and development	20,242	24,217	99,959	112,279	1,366,051
General and administrative	10,337	7,877	40,630	40,312	380,231
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	30,579	32,094	140,589	152,591	1,917,436
Loss from operations	(30,579)	(32,094)	(140,539)	(152,498)	(1,914,305)
Other income (expense)	66	(626)	1,541	(725)	(1,076)
Interest expense on note payable to principal stockholder	(3,035)	(2,773)	(10,883)	(10,249)	(28,334)
Interest expense on senior convertible notes	(2,849)	(2,831)	(10,941)	(7,128)	(28,794)
Interest income	—	18	18	40	36,989
Loss before provision for income taxes	(36,397)	(38,306)	(160,804)	(170,560)	(1,935,520)
Income taxes	—	—	—	—	(26)
Net loss	(36,397)	(38,306)	(160,804)	(170,560)	(1,935,546)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(36,397)	$(38,306)	$(160,804)	$(170,560)	$(1,958,758)
Net loss per share applicable to common stockholders — basic and diluted	$(0.30)	$(0.33)	$(1.32)	$(1.50)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	122,357	114,932	121,817	113,672

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	December 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$2,681	$66,061
Marketable securities	515	4,370
State research and development credit exchange receivable — current	-	674
Prepaid expenses and other current assets	2,625	2,849
Total current assets	5,821	73,954
Property and equipment — net	193,029	202,356
State research and development credit exchange receivable — net of current portion	473	629
Other assets	230	317
Total	$199,553	$277,256
Liabilities and Stockholders’ Deficit
Current liabilities	$25,360	$18,134
Senior convertible notes	210,642	209,335
Note payable to principal stockholder	277,203	235,319
Stockholders’ deficit	(313,652)	(185,532)
Total	$199,553	$277,256

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com